Exhibit 20(a)

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
----------------------


                     PHARMACEUTICAL MARKETING SERVICES INC.
                         ADOPTS STOCKHOLDER RIGHTS PLAN
                         ------------------------------

     New York, New York: December 30, 1997 -- Pharmaceutical Marketing Services Inc. (PMSI) (Nasdaq: PMRX), a leading provider of information services to the pharmaceutical and healthcare industries, today announced that its Board of Directors has adopted a Stockholder Rights Plan in which common stock purchase rights will be distributed as a dividend at the rate of one Right for each share of Common Stock held as of the close of business on January 9, 1998.

     The Rights Plan is designed to enable all stockholders of PMSI to realize the long term value of their investment in PMSI. Specifically, the Rights are designed to protect against partial tender offers and other abusive tactics that might be used in an attempt to gain control of PMSI without paying all stockholders a fair price for their shares. The Rights Plan will not prevent takeovers, but is designed to deter coercive takeover tactics and to encourage anyone attempting to acquire PMSI to first negotiate with the Board.

     Each Right will entitle stockholders to buy one-third of a share of Common Stock of PMSI at an exercise price of $60. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of PMSI's outstanding Common Stock or commences a tender or exchange offer upon consummation of which a person or group would beneficially own 15% or more of PMSI's outstanding Common Stock.

     If any person becomes the beneficial owner of 15% or more of PMSI's Common Stock, then each Right not owned by such person or certain related parties will entitle its holder to purchase, at the Right's then-current exercise price, units of PMSI's Common Stock (or, in certain circumstances, cash, property or other securities of PMSI) having a market value equal to twice the then-current exercise price. In addition, if PMSI is involved in a merger or other business combination transaction with another person, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock of PMSI or the ultimate parent of such other person having a market value equal to twice the then-current exercise price.

     PMSI will generally be entitled to redeem the Rights at $.01 per right at any time until the 10th business day following public announcement that a person or group has acquired 15% or more of PMSI's Common Stock.

     PMSI also announced that all stockholders of record will receive a letter that will summarize the plan.


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PMSI PROVIDES A RANGE OF INFORMATION  SERVICES TO PHARMACEUTICAL  AND HEALTHCARE
COMPANIES IN THE UNITED STATES, EUROPE AND JAPAN, TO ENABLE THEM TO OPTIMIZE THEIR SALES AND MARKETING PERFORMANCE. MOST OF PMSI'S INFORMATION SERVICES ARE GENERATED FROM ITS PROPRIETARY DATABASES WHICH CONTAIN UNIQUE PRESCRIPTION, MANAGED CARE, HEALTHCARE MARKET AND MEDICAL PRESCRIBER DATA.

CONTACT: JEREMY WALSH                                KATERINA CHARALAMBOUS
         PMSI                                        THE ANNE MCBRIDE COMPANY
         TEL: (44) 181-943-5355                      TEL: (1) 212-983-1702

(THIS NEWS RELEASE  CONTAINS  FORWARD LOOKING  STATEMENTS  WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THOSE STATEMENTS INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF PMSI AND ITS MANAGEMENT. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO, THE RISKS DETAILED IN PMSI'S SECURITIES AND EXCHANGE COMMISSION FILINGS, AND THE FACT THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD LOOKING STATEMENTS. PMSI ASSUMES NO OBLIGATION TO UPDATE THE INFORMATION CONTAINED IN THIS NEWS RELEASE, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.)